UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 5, 2017

REGIONS FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	001-34034	63-0589368
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1900 FIFTH AVENUE NORTH
BIRMINGHAM, ALABAMA 35203
(Address, including zip code, of principal executive office)

Registrant’s telephone number, including area code: (800) 734-4667

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On January 5, 2017, the Board of Directors ("Board") of Regions Financial Corporation ("Regions") appointed José S. Suquet to Regions' Board, effective immediately. The appointment of Mr. Suquet increases the size of Regions' Board to fourteen (14) members. There are no arrangements or understandings with other persons pursuant to which Mr. Suquet was selected as a Director.

Mr. Suquet is Chairman, President and CEO of Pan-American Life Insurance Group, a leading provider of insurance and financial services throughout the Americas. His term as a Class B Director of the Federal Reserve Bank of Atlanta expired on December 31, 2016.

Mr. Suquet was awarded restricted stock under the Regions Financial Corporation 2015 Long Term Incentive Plan, as of January 6, 2017, in an amount equal to $26,250, which is the prorated amount of the annual equity retainer paid pursuant to Regions' compensation program for Directors that applies uniformly to all non-employee Directors. The restricted stock is subject to a continued service requirement, and the restrictions lapse on the date of the 2017 Annual Meeting of Stockholders, or earlier in the case of death or disability or upon termination without cause following a change of control of Regions.

Mr. Suquet was also appointed as a Director of Regions Bank, a wholly-owned subsidiary of Regions and will serve on the Risk Committee and the Compensation Committee of Regions' Board of Directors.

ITEM 9.01    Financial Statements and Exhibits.
(d) Exhibits.
Exhibit Index
Exhibit No.    Exhibit
99.1        Press Release dated January 5, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGIONS FINANCIAL CORPORATION

By:	/s/ Fournier J. Gale, III
Name:	Fournier J. Gale, III
Title:	Senior Executive Vice President, General Counsel and Corporate Secretary

Date: January 5, 2017